EXHIBIT 13

SARISSA CAPITAL URGES AMARIN SHAREHOLDERS TO VOTE FOR CHANGE AND REMAKE AMARIN FOR SHAREHOLDERS

Amarin Deludes Shareholders by Presenting an Alternative Reality Where the Truth Does Not Matter

Sarissa Believes that Shareholders Have Suffered Long Enough from the Nightmare under the Current Regime and Should Vote “FOR” Change at Amarin

Greenwich, CT, February 17, 2023 – Sarissa Capital Management LP (“Sarissa”) today issued a presentation detailing the dire need for change at Amarin Corporation plc (NASDAQ: AMRN) accessible at the link below:

Presentation: https://freeamarin.com/wp-content/pdfs/vote-for-change.pdf

Amarin shareholders face an important decision at our upcoming shareholder meeting. Amarin has a uniquely valuable asset in Vascepa/Vazkepa, a drug that can meaningfully reduce cardiovascular events in patients and save significant resources for health systems worldwide. The value of Vascepa, however, continues to be wasted by the company due to its mismanagement and poor capital allocation decisions. We cannot afford to allow the current regime to destroy further shareholder value. Our slate, including Sarissa candidates that helped turn around The Medicines Company until its ultimate sale for nearly $10 billion, has the qualifications and the experience to help guide Amarin through this critical period.

We urge all shareholders to vote “FOR” the Sarissa Nominees and “FOR” the removal of Chairman Per Wold-Olsen on or prior to the deadline on Tuesday, February 21, 2023.

You can vote on the blue proxy card or the white proxy card but if you want to fully support Sarissa, you must make sure that all “FOR” boxes are marked on your proxy card (blue or white) before you submit it.

If you have any questions on how to vote, we recommend that you contact Sarissa’s proxy solicitor, D.F. King, by calling (800) 331-7024 or emailing AMRN@dfking.com.

Visit our website at www.freeamarin.com for helpful information about Sarissa and the need for change at Amarin.

IF YOU ALREADY VOTED “FOR” ALL PROPOSALS AND SUBMITTED YOUR BLUE PROXY CARD, THERE IS NOTHING ELSE YOU NEED TO DO TO SUPPORT SARISSA’S NOMINEES. YOU DO NOT NEED TO VOTE AGAIN.

The General Meeting of Amarin shareholders is scheduled for February 28, 2023, BUT TO MAKE SURE YOUR VOTE COUNTS, SUBMIT YOUR VOTE ON OR BEFORE TUESDAY, FEBRUARY 21, 2023.

Additional Information

Sarissa Capital Management LP (“Sarissa Capital”), together with other participants, filed a definitive proxy statement and an accompanying blue proxy card with the SEC on January 31, 2023, in connection with the solicitation of shareholders of Amarin Corporation plc (the “Company”) at the general meeting of the Company for the election of Sarissa Capital’s slate of highly-qualified nominees (the “General Meeting”). Shareholders are advised to read the definitive proxy statement and other relevant documents related to the General Meeting as they contain important information.

The definitive proxy statement and other relevant documents are available at no charge on the SEC’s website at www.sec.gov and at www.freeamarin.com. The definitive proxy statement and other relevant documents are also available at no charge by directing a request to Sarissa Capital’s proxy solicitor, D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005 (Shareholders can call toll-free: (800) 331-7024).

Contact:	Jean Puong Sarissa Capital Management LP info@sarissacap.com

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